EXHIBIT 23.2

HANSEN, BARNETT& MAXWELL A Professional Corporation CERTIFIED PUBLIC ACCOUNTANTS 5 Triad Center, Suite 750 Salt Lake City, UT 84180-1128 Phone: (801) 532-2200 Fax: (801) 532-7944 www.hbmcpas.com	Registered with the Public Company Accounting Oversight Board

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
ShengdaTech, Inc.

As an independent registered public accounting firm, we hereby consent to the use of our report on the financial statements of ShengdaTech, Inc., dated May 11, 2006, except for Note 1 regarding the restatement of financial statements as to which the date is December 12, 2006 and except for Note 14 as to which the date is January 3, 2007, with respect to the consolidated balance sheets of ShengdaTech, Inc. and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of operations and comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005 in the Registration Statement of ShengdaTech, Inc. on Amendment No. 3 to Form SB-2 on Form S-1 (No. 333-132906) relating to the registration of 8,312,603 shares of common stock. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
January 8, 2007